SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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     Filed by a Party other than the Registrant [ ]

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     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

     [ ] Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))


                             Watkins-Johnson Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                               [On WJ letterhead]


                                                       May 25, 1999


Dear Shareowner:

When the 1999 Annual Meeting of Shareowners of Watkins-Johnson Company reconvened earlier today to vote on the two Proposals that had been deferred from the initial session of the Annual Meeting on April 29, 1999, the number of affirmative votes in favor of these two Proposals was still somewhat short of the 80% approval level required by the Company's current Articles of Incorporation.

Although the overwhelming majority of the shares that had been voted on these Proposals up through today were voted in favor of each Proposal, a number of shares have still not voted at all. Accordingly, and because your Board of Directors would like to give all shareowners the opportunity to vote on these important Proposals, the polls have been kept open for a few more days.

This letter constitutes Watkins-Johnson Company's formal notice to all shareowners of record as of March 10, 1999 (the record date for the 1999 Annual Meeting), that the polls will remain open on Proposals 2 and 3 until 11:00 a.m. on Friday, June 11, 1999, at which time the Annual Meeting will be reconvened at the Company's headquarters located at the address set forth at the top of this letter. The Company does not anticipate that any business will be conducted at the 1999 Annual Meeting, when it reconvenes on that date, other than completion of the voting on Proposals 2 and 3, and no other business may be proposed by any shareowner. If any other item of business properly comes before the 1999 Annual Meeting, the proxies received by the Company will be voted in the discretion of the proxyholders with regard to that item unless the particular proxy is otherwise marked.

Proposal 2 will amend the Company's Articles of Incorporation and Bylaws to eliminate their super-majority shareowner voting requirement. Proposal 3 will amend the Company's Bylaws to eliminate their super-majority director voting requirements. The Board of Directors of Watkins-Johnson Company believes that the adoption of these two Proposals is in the best interests of all shareowners and unanimously recommends a vote FOR both Proposals.

If you have already returned your proxy and have voted FOR Proposals 2 and 3, we thank you for your support. If you have previously voted AGAINST or have not yet voted on these two important Proposals, we urge you to take into consideration the Board's unanimous recommendation and take the time to vote the enclosed proxy FOR Proposals 2 and 3. The polls for Proposals 1 (election of directors) and 4 (approval of auditors) are closed.

If you would like an additional copy of our proxy statement dated March 17 or our supplemental letter dated April 14, which contain important additional information concerning (among other things) these two Proposals, the Board's reason for unanimously recommending them and the Board's commitment to all shareowners regarding Proposal 3, please contact our proxy solicitor (whose name and telephone number appear below). Alternatively, you may access these documents by referring to the Annual Meeting section of the Watkins-Johnson website at http:\\www.wj.com.

We urge all shareowners, regardless of how many or few shares you own, to vote FOR Proposals 2 and 3. Please mark, sign and date the enclosed proxy card and mail it today. Your prompt action will help the Company avoid any further expense relating to this matter and enhance the likelihood that these two important Proposals will be approved.

Please contact Larry Dennedy of MacKenzie Partners (the Company's proxy solicitor) at 212-929-5500 (call collect) or toll-free at 800-322-2885 should you have any questions or require assistance in voting your shares.


                                                Sincerely yours,


                                                /s/ Dean A. Watkins
                                                --------------------------------
                                                Dean A. Watkins


                                                /s/ H. Richard Johnson
                                                --------------------------------
                                                H. Richard Johnson


                                                /s/ W. Keith Kennedy, Jr.
                                                --------------------------------
                                                W. Keith Kennedy, Jr.

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